Exhibit 10.18

MASTER SERVICE AGREEMENT

This Master Services Agreement is made effective as of November 30, 2016 (the “Effective Date”), by and between Bandwidth.com, Inc., a Delaware corporation with its principal office located at 900 Main Campus Drive, Suite 500, Raleigh, NC 27606 (“Provider”), and Republic Wireless, Inc., a Delaware corporation with its principal office located at 900 Main Campus Drive, Suite 500, Raleigh, NC 27606 (on behalf of itself and its affiliates, “Customer”). Both Provider and Customer may also be referred to as “party” or “Party”, or when referred to collectively or together, may also be referred to as either the “parties” or “Parties”. Capitalized terms not otherwise defined in this Agreement (as defined below) will be as defined in Exhibit A attached to this Agreement.

Customer desires to purchase, and Provider desires to supply, certain communications services identified pursuant to this Agreement from time to time as described in this Agreement (“Services”) under the following terms and conditions.

THIS AGREEMENT GOVERNS CUSTOMER PURCHASES OF PRODUCTS AND/OR SERVICE(S) FROM PROVIDER THROUGH PROVIDER’S WEBSITE, API, PORTAL, OR BY CUSTOMER SUBMISSION OF A SERVICE ORDER FORM VIA PHONE, FACSIMILE, EMAIL, MAIL, OR ANY OTHER MEANS.

1. TERM. The term of this Agreement will commence on the Effective Date and will continue for the longer of (i) twelve (12) months, or (ii) the term of any SOF(s) (as defined below) entered into pursuant to this Agreement (the “Initial Term”). The Initial Term will automatically extend thereafter upon the same terms and conditions applicable during the Initial Term for additional consecutive term(s) (each a “Renewal Term”) of one (1) month until this Agreement is terminated pursuant to Section 7 below (the Initial Term and all Renewal Terms collectively referred to herein as the “Term”). For clarity, if any SOF automatically renews during the Initial Term or any applicable Renewal Term for a period longer than contemplated in the immediately preceding sentence, then, effective as of such automatic renewal of such SOF, this Agreement will automatically extend for a term at least coterminous with such SOF. Provider will not accept any new SOFs from Customer at any time after (i) either Party has notified the other of the termination of this Agreement pursuant to Section 7 below; or (ii) Provider has notified Customer of a Default (as defined below), unless such Default will thereafter be timely cured by Customer or waived in writing by Provider.

2. SERVICE ORDER PROCEDURE; RATES.

(a) During the Term, Customer may submit to Provider service order(s) requesting Service(s) as described in Service Order Forms (and/or the Terms and Conditions incorporated therein by reference) (each individually an “SOF” and collectively the “SOFs”), Rate Sheets, Terms and Conditions, Exhibits, any other attachments to this Agreement, and Provider’s Acceptable Use Policy (“AUP”) posted by Provider from time to time at www.bandwidth.com/resources/legal, all of which are fully incorporated by reference within this Agreement between Customer and Provider (collectively referred to herein as the “Agreement”). Provider reserves the right in its sole discretion to reject or request modifications to any SOF(s) and/or Terms and Conditions Customer presents from time to time during the Term prior to acceptance of the applicable SOF by Provider. Provider will notify Customer of acceptance (in writing or electronically) of any applicable SOF. Upon acceptance of an SOF, Provider will use commercially reasonable efforts to meet Customer’s requested service start date(s), and will notify Customer if Provider does not anticipate that Provider can meet any requested service start date(s). Customer’s obligation for payment of Service(s) and the term of each SOF will commence on the applicable service start date (or any other commencement date provided in the applicable SOF) (“Service Commencement Date”). Any SOF not accepted by Provider will not be a valid SOF pursuant to this Agreement and Provider will have no liability or other obligations with respect to such SOF; provided, however, if Customer utilizes Service(s) without first submitting an SOF accepted by Provider, Provider’s standard Terms and Conditions applicable to such Service(s) will apply and Customer will remain obligated to pay for such Service(s) pursuant to this Agreement.

(b) All Service(s) will be provided in accordance with applicable SOFs, Terms and Conditions and Rate Sheets and any applicable Tariffs (collectively referred to herein as the “Rates”) for the applicable jurisdictions in which Service(s) are provided, in accordance with the applicable provisions of this Agreement. If no applicable Rates are attached (or Customer utilizes Service(s) without first submitting an SOF accepted by Provider), Provider’s standard rates will apply and will constitute the “Rates” for the purposes of such Service(s). Miscellaneous charges and/or fees imposed by any third party carrier or any underlying provider from time to time, whether charged to or against Provider, will be payable by Customer, including, without limitation, any cost recovery fee which will represent an accurate and non-inflated recovery of the miscellaneous charges and/or fees to or against Provider associated with the provision of Service(s) by Provider to Customer. Provider will use commercially reasonable efforts to provide to Customer information regarding any such miscellaneous charges and/or fees, including, without limitation, prior notice of any such charges and/or fees if reasonably practicable under the circumstances.

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3. PAYMENT.

(a) Unless the Terms and Conditions of any applicable SOF provide for prepayment to Provider by Customer with respect to any applicable Service(s), Customer will pay for all Service(s) not later than the date thirty (30) calendar days immediately after the invoice date reflected on Provider’s invoice (“Due Date”), which invoice Provider will promptly deliver to Customer. If any Customer payment is not received by any applicable Due Date, Provider may impose a late payment charge of the lesser of (i) 1.5% per month, or (ii) the highest legally permissible rate, and apply such charge to the amount past due. It will not be a defense to nonpayment that all or any portion of charges for Service(s) were incurred by unauthorized users. Customer will reimburse Provider for reasonable attorneys’ fees and any other costs associated with collecting delinquent or dishonored payments. Restrictive endorsements or other statements on checks accepted by Provider will not apply.

(b) Except for taxes based on Provider’s net income (and/or unless expressly provided otherwise in any applicable SOF or Rate Sheet), all applicable federal, state or local taxes and all use, sales, commercial, gross receipts, privilege, surcharges, or other similar taxes, license fees, miscellaneous fees, and surcharges, including, without limitation, costs allocable or allocated to Provider in connection with any system mandated by any federal, state or local authority if administered by any such federal, state or local authority or by any third party, whether charged to or against Provider, will be payable by Customer, including, without limitation, any cost recovery fee which will represent an accurate and non-inflated recovery of Provider’s, or any underlying provider’s, miscellaneous tax, surcharge, and fee payments to federal, state or local governmental authorities associated with the provision of Service(s) by Provider to Customer pursuant to this Agreement. Provider retains the right to invoice Customer for costs incurred by Provider from time to time related to Provider’s compliance with court orders and other actions of governmental agencies or entities, including, without limitation, subpoenas duces tecum (and similar subpoenas), related to telephone numbers and other information related to or associated with Customer or Customer’s customers and/or End Users if such court orders and other actions of governmental agencies or entities with respect to Customer or Customer’s customers and/or End Users materially exceed customary industry standards.

(c) Notwithstanding the foregoing provisions of Section 3(b) above, if Customer intends to resell Service(s) and provides Provider written documentation of Customer’s tax-exempt status in a form reasonably acceptable to Provider, Provider will not charge Customer any taxes exempted due to Customer’s request and supporting documentation. Such documentation of Customer’s tax-exempt status will include a valid and properly executed tax exemption certificate(s) and/or statement(s) of indemnification for any taxes from which Customer seeks exemption. Customer will pay any and all remaining non-exempt charges. For clarity, the establishment of exemption from any taxes is the sole responsibility of Customer and Provider is not obligated to consider any retroactive request for tax exemption.

(d) Provider may require that Customer provide Provider with credit information as requested by Provider. Provider may require Customer to make a security deposit as a condition of Provider’s acceptance of any SOF, which security deposit will not exceed the amounts anticipated to be invoiced in two (2) calendar months.

(e) Provider retains the right to invoice, including any amended or corrected invoices, for Service(s) for a period of up to six (6) months after the date Provider provided the Service(s) to Customer; provided, however, Provider retains the right to invoice, including any amended or corrected invoices, (i) for a period of up to twelve (12) months with respect to any charges or surcharges pursuant to any applicable SOF with respect to any calls and/or Usage sent to Provider by Customer for termination that are not IP Originated; and (ii) for a period of up to nine (9) months with respect to any charges pursuant to any applicable SOF with respect to Average Call Duration, any Short Duration Call or Abandoned Calls, any payphone calls, and/or any surcharge. Provider will retain such rights for such period notwithstanding any prior invoices to Customer for the same period(s) and regardless of any otherwise conflicting terms or conditions of this Agreement. For the duration of this period, Provider will not be deemed to have waived any rights with regard to invoicing for the provided Service(s) that are subject to this period, nor will any legal or equitable doctrines apply, including estoppel or laches.

4. BILLING DISPUTES. If Customer disputes any invoiced charges, Customer may withhold any amounts disputed in good faith, will pay in full all undisputed charges invoiced by the applicable Due Date, and will submit written notification on or before the applicable Due Date through Provider’s customer portal found at https://support.bandwidth.com/home (or such other means Provider may provide to Customer from time to time by written notice). Such notification will include Customer’s complete contact information, the specific dollar amount in dispute, detailed supporting reasons for the dispute, and any supporting documentation, if available. The Parties will work together in good faith to investigate any disputed charges and use commercially reasonable efforts to resolve any payment dispute within thirty (30) calendar days after receipt of such notification from Customer. Any dispute resolved in favor of Customer will be credited to Customer’s next invoice(s); any disputed amounts resolved in favor of Provider will be due and payable by Customer immediately.

5. DEFAULT; REMEDIES. Upon the occurrence of a Default, the non-defaulting Party may, in addition to delivering an Escalation Notice pursuant to Section 17(a) below: (i) if the defaulting Party is Customer, suspend Provider’s performance of any or all Service(s) without liability or further obligation immediately; (ii) terminate any or all SOF(s) (or any portion thereof) without liability or further obligation immediately upon written notification of termination to Customer; and/or (ii) terminate this Agreement without liability or further obligation immediately upon written notification of termination to the other Party. All remedies expressed in this Agreement are without exclusion as to any rights or remedies that the parties may have under this Agreement or which may be recognized under controlling law.

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6. ACCEPTABLE USE POLICY. All use of Service(s) must comply with Provider’s Acceptable Use Policy (“AUP”) posted by Provider from time to time at www.bandwidth.com/resources/legal. The AUP is incorporated herein by reference and subject to change. Provider reserves the right to cooperate with legal authorities and/or injured third parties in the investigation of any suspected crime or civil wrong, including, without limitation, due to or arising as a result of any violation of the AUP.

7. TERMINATION.

(a) Customer may terminate this Agreement or any applicable SOF(s) (1) as of the end of the Term (or the term of any applicable SOF(s)) by written notice to Provider through Provider’s customer portal found at https://support.bandwidth.com/home (or such other means Provider may provide to Customer from time to time by written notice) not less than thirty (30) calendar days prior to the end of the Term and/or thirty (30) calendar days prior to the expiration of any applicable SOF(s), as the case may be; or (2) at any time upon thirty (30) days’ prior written notice. Provider will disconnect, or will cause to be disconnected, such Service(s), pursuant to such written notice. Customer will notify Provider of any and all requests for termination or disconnection of Services, including, without limitation, the porting out of billable telephone numbers (also referred to as DIDs), whether port outs are known or unknown by Customer; Customer remains solely responsible for all billable charges related to ported out DIDs.

(b) Provider may terminate this Agreement or any applicable SOF(s) (or any portion thereof) (1) as of the end of the Term (or the term of any applicable SOF(s)) by written notice to Customer (via email or other written notice) not less than thirty (30) calendar days prior to the end of the Term and/or thirty (30) calendar days prior to the expiration of any applicable SOF(s), as the case may be; or (2) at any time upon thirty (30) days’ prior written notice.

(c) In addition to any other rights that Provider has or may have pursuant to this Agreement, including, without limitation, Section 5 above, if Provider determines, in its discretion, that Customer’s use of any Service(s) (or the specific method or technology utilized by Customer and/or Customer’s customers and/or End Users) materially and adversely interferes with or otherwise places in jeopardy Provider’s network, other customers, partners and/or the overall business(es) of Provider or any of Provider’s other customers or partners, Provider may suspend or terminate this Agreement, any applicable SOF(s) and/or any or all Service(s) immediately upon as much prior notification to Customer as is practicable under the circumstances, if any.

(d) Upon termination of this Agreement and/or any applicable SOF(s), then Provider may collect from Customer: (i) all amounts due and payable pursuant to this Agreement, including, without limitation, any document incorporated by reference into this Agreement, for Service(s) provided prior to such termination, including, without limitation, any past due balance at the time of such termination; (ii) the applicable monthly minimum commitment(s), if any, for any Service(s) for the remainder of the Term applicable pursuant to any applicable SOF(s), Terms and Conditions or any other document or agreement between Customer and Provider, multiplied by the number of months remaining in the Initial SOF Term (pro rated for any partial months remaining in the Initial SOF Term); and (iii) any early termination charges, if any, specified in any applicable SOF(s), Terms and Conditions, or any other document or agreement between Customer and Provider (“Early Termination Charges”). Customer acknowledges and agrees that the damages arising due to the early termination of this Agreement would be difficult to determine and, therefore, for the sake of efficiency, economy and convenience, any Early Termination Charges constitute liquidated damages and are not intended as a penalty or to be punitive in nature.

(e) If this Agreement is terminated for any reason other than Default attributable to the acts or omissions of Customer, Provider will continue to provide the Service(s) for a ninety (90) day period immediately after such termination (the “Wind Down Period”) to enable Customer to locate and transition to an alternative provider. During the Wind Down Period, the charges set forth and payment terms prescribed in this Agreement, any applicable SOF, Terms and Conditions, or any other applicable document or agreement will remain applicable, including, without limitation, any then-applicable monthly minimum commitment. A Wind Down Period will not apply upon the expiration of the Initial Term or any Renewal Term if Customer gives notice of nonrenewal to Provider pursuant to Section 1 and Section 7(a) above; for clarity, a Wind Down Period will apply upon the expiration of the Initial Term or any Renewal Term if Provider gives notice of nonrenewal to Customer pursuant to Section 1 and Section 7(b) above. If a Default attributable to the acts or omissions of Customer occurs during the Wind Down Period, then Provider may immediately terminate the Wind Down Period.

8. MAINTENANCE; SERVICE MODIFICATIONS.

(a) Provider may from time to time interrupt or otherwise impact Service(s) for routine maintenance. Provider will make commercially reasonable efforts to provide to Customer reasonable advance notification (via phone, email or other means) of such maintenance. Provider will use commercially reasonable efforts to perform such maintenance in a manner that will not unreasonably interrupt Service(s). Provider normally will perform maintenance between the hours of 12:00 AM and 6:00 AM Eastern. If Provider determines that emergency maintenance is necessary for any reason, Provider will make commercially reasonable efforts to notify Customer with respect to the anticipated down-time and/or other information pertinent to the affected Service(s). Customer will provide Provider contact(s) for communications contemplated by this Section 8(a). Customer authorizes Provider to monitor and record calls to or from Provider concerning the Services for Provider’s training and quality control purposes.

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(b) Unless the terms of an SOF(s) or applicable Terms and Conditions expressly provide otherwise, Provider may amend or modify Service(s), any applicable SOF(s), any Rate Sheets, any Terms and Conditions and/or any Addendum(a) attached or applicable to any Service(s) or any SOF(s) thirty (30) calendar days after written notice to Customer. However, except as otherwise expressly provided in this Section 8(b), if the amendment or modification (i) materially adversely affects any applicable Service(s), or (ii) increases the cost of such Service(s) (other than increases to Rates pursuant to any Terms and Conditions applicable to any applicable SOF(s) or as otherwise provided below), Customer may terminate the applicable SOF(s) without obligation for any otherwise applicable Early Termination Charge by written notice delivered to Provider not later than the date thirty (30) days immediately after Customer’s receipt of Provider’s written notice of such amendment or modification. If Customer terminates any applicable SOF(s) pursuant to the immediately preceding sentence, Customer will pay Provider promptly all amounts due and payable pursuant to this Agreement for Service(s) provided prior to such termination. If Customer does not notify Provider of the termination of the applicable SOF(s) prior to the date thirty (30) days immediately after Customer’s receipt of Provider’s written notice of such amendment or modification, Customer will be deemed to have received and accepted such amendment or modification. Notwithstanding the foregoing provisions of this Section 8(b), Customer will have no right to terminate if the applicable amendment or modification (i) is imposed or required by any governmental, industry, regulatory or other similar authority; (ii) increases the costs of any Service(s) attributable to fees, taxes or any other charges imposed or required by any governmental, industry, regulatory or other similar authority, or (iii) is expressly provided for under the terms of an SOF(s) or applicable Terms and Conditions.

9. LIMITATION OF LIABILITY; NO WARRANTIES; INDEMNIFICATION.

(a) Unless caused by Provider’s willful misconduct or gross negligence, Provider will not be liable for (i) delays in the installation, commencement or restoration of any Service(s); (ii) any temporary or permanent cessation of any Service(s); (iii) errors, malfunctions, delays or defects in the transmission of any Service(s); and (iv) to the fullest extent permitted by applicable law, for injury to or death of any person and/or damage to or loss of any property arising out of or attributable to any Service(s) and/or performance pursuant to this Agreement. Provider will not be liable for loss or damage occasioned by any Force Majeure Event.

(b) Except due to (i) damages caused by Provider’s willful misconduct or gross negligence; (ii) Provider’s breach of its obligations pursuant to Section 18 below; and/or (iii) with respect to any indemnification obligation of Provider, the aggregate liability of Provider hereunder, for any and all causes of action and/or claims, liabilities (including reasonable attorneys’ fees), expenses, damages, costs or losses arising out of or relating to this Agreement, whether based in contract, warranty, negligence or otherwise, including, without limitation, intellectual property infringement (if any indemnity is expressly provided pursuant to Section 9(f) below)), will in no event exceed (i) except as provided in clause (ii) or clause (iii) below, in the aggregate an amount equal to six (6) times the aggregate amount invoiced by Provider for Service(s) rendered during the calendar month prior to the calendar month in which the event giving rise to liability occurred, (ii) if the event giving rise to liability relates to 911 / E911 Services, in the aggregate an amount equal to the amount invoiced by Provider for such Service(s) rendered during the calendar month prior to the calendar month in which the event giving rise to liability occurred, or (iii) if applicable, the replacement value of any Customer Equipment (as defined below) lost or damaged as a result of Provider’s willful misconduct.

(c) EXCEPT DUE TO (I) DAMAGES CAUSED BY A PARTY’S WILLFUL MISCONDUCT OR GROSS NEGLIGENCE, (I) A PARTY’S BREACH OF ITS OBLIGATIONS PURSUANT TO SECTION 18 BELOW AND/OR (III) WITH RESPECT TO ANY INDEMNIFICATION, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, INCIDENTAL, RELIANCE OR PUNITIVE DAMAGES OF ANY KIND OR NATURE, INCLUDING, WITHOUT LIMITATION, ANY LOST PROFITS, LOST REVENUES, LOST SAVINGS OR HARM TO BUSINESS AND WHETHER LIABILITY IS ASSERTED IN, AMONG OTHER THINGS, CONTRACT OR TORT (INCLUDING BUT NOT LIMITED TO NEGLIGENCE AND STRICT PRODUCT LIABILITY) AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE. EACH PARTY HEREBY RELEASES THE OTHER PARTY, ITS SUBSIDIARIES AND AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES AND AGENTS FROM ANY SUCH CLAIM TO THE EXTENT EXCLUDED BY THE FOREGOING EXCLUSION OF NON-DIRECT DAMAGES. WITH RESPECT TO ANY INDEMNIFICATION, THE INDEMNIFYING PARTY ONLY WILL BE LIABLE TO THE OTHER PARTY FOR THE LOSSES INCURRED BY THE INDEMNIFIED PARTY AND SUBJECT TO INDEMNIFICATION. THE PARTIES WAIVE ANY CLAIM THAT THE EXCLUSIONS OR LIMITATIONS OF THIS SECTION 9 DEPRIVE IT OF AN ADEQUATE REMEDY OR CAUSE THIS AGREEMENT TO FAIL OF ITS ESSENTIAL PURPOSE.

(d) PROVIDER MAKES NO WARRANTIES, EXPRESS OR IMPLIED, FOR THE SERVICE(S) (INCLUDING CUSTOMER EQUIPMENT) PROVIDED PURSUANT TO THIS AGREEMENT AND SPECIFICALLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. PROVIDER DOES NOT WARRANT THAT THE SERVICE(S) WILL BE UNINTERRUPTED OR ERROR-FREE, OR THAT THE SERVICE(S) WILL MEET CUSTOMER’S REQUIREMENTS OR THAT THE SERVICE(S) WILL PREVENT UNAUTHORIZED ACCESS BY THIRD PARTIES. PROVIDER EXERCISES NO CONTROL OVER, AND HEREBY DISCLAIMS ANY RESPONSIBILITY FOR, THE ACCURACY AND QUALITY OF ANY INFORMATION TRANSMITTED WITH THE USE OF THE SERVICE(S). CUSTOMER ASSUMES TOTAL RESPONSIBILITY AND RISK FOR CUSTOMER’S OR ITS CUSTOMER’S AND/OR END USER’S USE OF THE SERVICES, INCLUDING ANY INFORMATION TRANSMITTED, PROVIDED BY PROVIDER. PROVIDER HAS NO CONTROL OVER AND EXPRESSLY DISCLAIMS ANY LIABILITY OR RESPONSIBILITY WHATSOEVER FOR THE ACTIONS OF THIRD-PARTY TELECOMMUNICATIONS SERVICE PROVIDERS.

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(e) EXCEPT AS OTHERWISE SET FORTH OR PROVIDED UNDER THIS AGREEMENT, THE SERVICE(S) ARE PROVIDED ON AN “AS IS” AND “AS AVAILABLE” BASIS.

(f) Each Party will defend, indemnify and hold the other Party, its subsidiaries and affiliates and their respective directors, officers, employees, agents, successors and assigns harmless from and against any and all actual or alleged costs, damages, expenses, losses, and/or liabilities of any kind, including, without limitation, reasonable attorneys’ fees, arising from any action, claim, suit or proceeding commenced by any third party for damages to any tangible property or bodily injury to or death of any person arising out of or caused by the indemnifying Party’s gross negligence or willful misconduct, except for those costs, damages, expenses, losses, and/or liabilities of any kind contributorily caused by any act or omission of the indemnified Party or its directors, officers, employees, agents or unless otherwise specified in any applicable SOF or Terms and Conditions. The indemnified Party will promptly notify the indemnifying Party in writing of any such action, claim, suit or proceeding. The indemnifying Party will control the response to any such action, claim, suit or proceeding and the defense thereof, including, without limitation, any agreement relating to the settlement thereof. In addition to the foregoing general indemnity, Provider agrees to defend, indemnify and hold Customer, and its and their respective officers, directors, employees and agents harmless from claims arising from any third party claims of intellectual property rights infringement arising from the Services or materials being provided by Provider under this Agreement. Notwithstanding the foregoing, Provider has no obligation to indemnify Customer for claims for intellectual property infringement arising from (i) use of the Services by Customer in a manner other than as contemplated or prescribed by this Agreement; (ii) Provider’s compliance with Customer specific (i.e., not generally used or applied by other third party customers of Provider) designs where such claims would not have arisen but for such compliance; or (iii) infringement arising from a combination with, addition to, or modification of the Services by or for Customer without Provider’s knowledge and/or consent. If any Service becomes, or is likely to become, the subject of a claim of infringement of intellectual property, Provider will, in addition to indemnifying Customer as provided in this Section 9(f), promptly at Provider’s expense use best efforts to: (x) secure the right to continue using the Service; or (y) replace or modify the Service to make it non-infringing, provided that any such replacement or modification will not degrade the performance or quality of the affected component of the Services. In the event neither of such actions can be accomplished by Provider, and only in such event, either Provider or Customer may at its option terminate this Agreement without liability upon notice to the other. In addition to the foregoing general indemnity, Customer will at all times defend, indemnify and hold Provider, its subsidiaries and affiliates and their respective directors, officers, employees, agents, successors and assigns harmless from all claims arising out of or due to the utilization by any other person or entity to which Customer provides any services in connection with or utilizing any Service provided to Customer pursuant to this Agreement (including, without limitation, any of Customer’s customers and/or End Users), including, without limitation, due to (i) the failure of Customer or any of Customer’s customers and/or End Users to comply with any applicable laws; (ii) claims for libel, slander, and/or invasion of privacy; (iii) claims for infringement of copyright and/or trademark; (iv) claims for infringement of patents arising from combining or using services or equipment furnished by Provider with services and/or equipment furnished by any other person or entity; and (v) claims arising from any failure, breakdown, interruption or deterioration of service provided by Provider to Customer or by Customer to Customer’s customers and/or End Users. Customer will indemnify and hold harmless Provider from and against any actual or alleged losses, costs, claims, liability of any kind, damages, or expenses or fees (including, without limitation, reasonable attorneys’ fees) on the part of or which may be incurred by Customer, Provider or any third-party relating to or arising from the use or operation of the Customer Equipment (as defined below). Customer’s indemnification in this subsection includes any alleged or actual losses or claims in connection with or arising due to the unauthorized access to or use of the Service(s) by any third-party through or in connection with the Customer Equipment, whether or not such unauthorized access is accidental, intentional, unintentional, or by fraud and whether or not Customer had or should have had knowledge of such unauthorized access. In all such cases of unauthorized access, Customer retains full and sole responsibility for any and all charges for the Service(s) provided by Provider incurred due to such unauthorized access.

10. EQUIPMENT AND ELECTRONIC TOOLS.

(a) Customer has the sole and exclusive responsibility for the installation, configuration, security (including, without limitation, firewall security policies, even if Customer uses a third party to configure and implement such measures), and integrity of all Customer facilities, systems, equipment, proxy servers, software, networks, network configurations and the like (the “Customer Equipment”) used in conjunction with or related to the Service(s) provided by Provider, including, without limitation, Customer’s connectivity to Customer’s customers and/or End Users.

(b) If Provider grants Customer access, either by online access, by API or access by any other means, to a service ordering/management system and/or any other electronic tools or computer software in connection with the Service(s) or the use of any Service(s) (collectively, the “Electronic Tools”), the following apply:

(i) Subject to Customer’s compliance with this Agreement, Provider grants Customer a non-exclusive, non-transferable license to use such Electronic Tools solely in connection with Customer’s internal use of the Service(s) during the Term. The Electronic Tools may be incorporated into, and may incorporate itself, software and other technology owned or controlled by third parties. Any such third party software or technology incorporated in

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such Electronic Tools falls under the scope of this Agreement. Any and all other third party software will be subject to Customer’s acceptance of a license agreement with such third party. Customer will use the Electronic Tools solely for lawful purposes in connection with Customer’s internal use of the Service(s) during the Term. Customer will not, directly or indirectly: (A) reverse engineer, decompile, disassemble or otherwise attempt to discover the source code or underlying ideas or algorithms of the Electronic Tools; (B) modify, translate or create derivative works based on the Electronic Tools; (C) rent, lease, distribute, sell, resell, assign, display, host, outsource, disclose or otherwise commercially exploit or otherwise transfer rights to the Electronic Tools or make the Electronic Tools available to any third party; (D) use the Electronic Tools for timesharing or service bureau purposes or otherwise for the benefit of a third party; (E) remove any proprietary notices or labels on any Electronic Tools; or (F) copy, reproduce, post or transmit any Electronic Tools in any form or by any means, including, without limitation, electronic, mechanical, photocopying, recording or other means.

(ii) Each Electronic Tool is the intellectual property of Provider. Customer will not delete or in any manner alter the copyright, trademark, and other proprietary rights notices or markings appearing on or in connection with any Electronic Tool. Any third party intellectual property included in any Electronic Tool is the property of the respective owner of such intellectual property and may be protected by applicable law. Nothing in this Agreement gives Customer any right or license to any trademarks and/or trade names (whether registered or unregistered), signs, logos, icons, slogans, banners, screen shots, trade dress, links or other brand features of Provider, without the prior written consent of Provider, which consent may be withheld in Provider’s sole discretion for any reason. If Customer from time to time provides suggestions, comments and/or other feedback to Provider with respect to the Service(s) and/or any Electronic Tool, Provider may, in connection with any of its products or services, freely use, copy, disclose, license, distribute and/or exploit any such suggestions, comments and/or other feedback in any manner and without any obligation or restriction based on intellectual property rights or otherwise. Provider will retain sole ownership of any such suggestions, comments and/or other feedback and Customer will not provide any such suggestions, comments and/or other feedback subject to any terms that would impose any obligation on Provider or any of its customers or partners. Customer agrees to (and to cause its employees, agents and contractors to) sign, execute and acknowledge documents and perform such acts as may be reasonably necessary to perfect the foregoing assignment and to obtain, enforce and defend Provider’s intellectual property rights in connection with any Electronic Tool.

(iii) Customer is fully and exclusively responsible for all information accuracy, charges, costs, transactions, and activities conducted through or with such Electronic Tools. Customer is fully and exclusively responsible to safeguard, monitor, manage, and maintain access to the Electronic Tools, and to only allow authorized use of the Electronic Tools to persons that Customer designates.

11. SERVICE OUTAGES. When Customer believes that a loss or material degradation of any Service(s) has occurred (“Service Outage”), Customer will first conduct customary problem isolation, resolution and troubleshooting activities. If Customer believes that the Service Outage is attributable to or related to Provider or Provider’s network, Customer will notify Provider’s Customer Care department through Provider’s customer portal found at https://support.bandwidth.com/home (or such other means Provider may provide to Customer from time to time by written notice), by calling (855) 864-7776 (or any other phone number specified in any applicable SOF or Terms and Conditions or otherwise provided by Provider from time to time), or by any Electronic Tools provided by Provider from time to time, to report the Service Outage(s) and initiate an investigation of the cause and remedy of such Service Outage (“Trouble Ticket”). Once a Trouble Ticket(s) has been opened, Provider’s appropriate personnel will initiate diagnostic testing and isolation activities to determine the source and severity of the Service Outage(s) and suggest a remedy to, or enact a remedy on behalf of, Customer; Provider and Customer will cooperate to restore Service(s) as soon as reasonably practicable.

12. FORCE MAJEURE. If either Party’s performance under this Agreement is delayed, prevented, obstructed or inhibited because of any act of God, governmental action or any other cause beyond either party’s reasonable control (“Force Majeure Event”), such Party will not be in default of this Agreement or any applicable SOF; provided, however, such Party will exercise commercially reasonable efforts to prepare for, perform in spite of, and resume performance after the Force Majeure Event. For avoidance of doubt, Customer will ensure proper protection and conformity to industry standards to protect the integrity of Customer’s network; Customer’s failure to do so for any reason will not be considered a Force Majeure Event and any incurred charges for Service(s) will be deemed valid and due in accordance with the terms of this Agreement. If a Force Majeure Event materially impacts performance for ten (10) business days or more (“Extended Delay”), either Party may terminate the affected Service(s) without penalty or further obligation upon written notification to the other Party. During a Force Majeure Event, all payment obligations will abate with respect to the impacted Service(s).

13. GOVERNING LAW; VENUE.

(a) This Agreement will be governed by, construed under and enforced in accordance with the laws of the State of North Carolina without reference to its choice of law principles or the United Nations Convention on the International Sale of Goods. This Agreement also is subject to all applicable federal, state and local laws and to all applicable regulations, rules, orders and other relevant actions of governmental agencies or entities (except that the parties retain their rights with respect thereto as provided pursuant to this Agreement). Each Party will obtain, file and maintain any necessary tariffs, permits, certifications, authorizations, licenses or similar documentation as may be required by any governmental authority having jurisdiction over its business.

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(b) If any Party brings a civil action or initiates judicial proceedings of any kind related to this Agreement (except for actions to enter or collect on judgments), the Parties consent to the exclusive personal jurisdiction and venue of the federal and/or state courts located in Wake County, North Carolina.

14. CHANGE IN LAW. If any statute, regulation, decision, rule or order by a court of law or governmental authority, including, without limitation, the FCC or any state regulatory agency or PUC: (a) prohibits performance pursuant to this Agreement or any applicable SOF(s) or Terms and Conditions, (b) makes such performance illegal, impossible or impractical, or (c) materially adversely impacts either Party’s performance of its obligations under this Agreement, including, without limitation, the costs incurred by a Party to perform its obligations under this Agreement or any applicable SOF(s) or Terms and Conditions, the Parties will use their commercially reasonable efforts, to amend this Agreement or any applicable SOF(s) or Terms and Conditions so that: (i) performance pursuant to this Agreement or any applicable SOF(s) or Terms and Conditions is no longer prohibited, illegal, impossible, impractical or is no longer materially adversely impacted, and (ii) the Agreement or any applicable SOF(s) or Terms and Conditions preserves, to the maximum extent possible, the original intent of the Parties. If the Parties are unable to amend this Agreement or any applicable SOF(s) or Terms and Conditions as contemplated above, then the Party whose performance or use of Service(s) is rendered prohibited, illegal, impossible, impractical or materially adversely impacted may, in its sole discretion and upon thirty (30) calendar days (or less if required by law) prior written notification to the other Party, cease performance of any such obligations or Service(s) pursuant to any applicable SOF(s) or Terms and Conditions without further obligation or liability, excluding payment of any charges for Service(s) received by Customer prior to notification of change in law. The Parties will continue to perform all such obligations and Service(s) under this Agreement or any applicable SOF(s) or Terms and Conditions that are not so prohibited, impossible, impractical or materially adversely affected; provided, however, if a material part of the rights and obligations under this Agreement are suspended in accordance with the above and the performance of the remaining obligations would not reasonably maintain the respective original intent of the Parties or would not serve the essential purpose of this Agreement, then either Party will have the right to, at its sole discretion and upon thirty (30) calendar days written notification to the other Party, terminate this Agreement without further obligation or liability, excluding payment for charges for Service(s) received by Customer prior to termination of this Agreement.

15. TARIFF APPLICATION. Both Parties acknowledge that the Service(s) provided may be subject, in whole or in part, to one or more provisions of state or federal tariffs. In the event of any conflict between any provision of this Agreement or any applicable SOF(s) and any such tariff(s), such tariff(s) will prevail.

16. CONFLICT OF TERMS AND SEVERABILITY. Except as expressly provided in Section 15, any applicable SOF(s), Terms and Conditions and/or any Addendum(a), if this Agreement conflicts with any terms or conditions incorporated by reference into this Agreement, this Agreement will control. If any provision of this Agreement is held invalid, illegal or unenforceable, the unaffected provisions will remain in full force and effect.

17. DISPUTE RESOLUTION PROCESS.

(a) The Parties wish to promptly and fully resolve any dispute arising in connection with this Agreement in good faith, confidentially, and informally with minimal transaction costs. Neither Party may make any public statement regarding any such dispute and/or the existence of any such dispute except as otherwise expressly provided in this Section 17. If either Party determines that any dispute cannot be resolved informally, then such Party will initiate an escalation process by giving written notice (“Escalation Notice”) to the other Party. Each Party then will name one (1) representative, which representative will be an executive knowledgeable of the subject matter in dispute and with authority to discuss the dispute (hereinafter the “Officers”). The Officers will meet in person or by conference call, together with any persons assisting them as determined by such Officers respectively, not later than fifteen (15) calendar days after delivery of the Escalation Notice. All negotiations conducted by the Officers will be confidential and will be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and any other applicable rules of evidence. The Officers will conduct such additional meetings as they deem necessary to exchange relevant information, will appoint their respective staff to attempt to resolve any disputed facts, and will attempt to resolve the dispute. Should the Officers be unable to resolve the dispute within fifteen (15) days, or such additional time as the Parties may otherwise agree in writing, either Party may demand mediation by written notice to the other Party, whereupon the parties will, in good faith, mediate the dispute no later than thirty (30) days after such demand through the services of a mutually selected mediator, the cost of whom will be borne equally by the Parties, at a date and location selected by the mediator after consultation with the Parties. If the dispute is not resolved after applying the escalation procedures set forth above (or if either Party fails to timely appoint Officers, comply with a demand for mediation or otherwise fail to meet its obligations pursuant to this Section 17(a)), the Parties agree to waive any right to trial by jury in any judicial proceeding arising under or related to the subject matter of this Agreement, and will submit all controversies, claims, disputes and matters of difference to arbitration according to the commercial rules and practices of the AAA. Arbitration hereunder will occur within sixty (60) days of the date of submission before a single neutral arbitrator having significant experience in the subject matter of this Agreement and who will be selected in accordance with applicable AAA rules. Arbitration proceedings will take place in Wake County, North Carolina. Discovery will be permitted, including the use of interrogatories, requests for admission and production of documents and depositions. If the disputed amount is less than $500,000, all applicable expedited procedures of the AAA will apply. The

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arbitrator’s fees and costs of the arbitration will be borne by the Party against whom the award is rendered; provided, however, if the arbitrator grants partial relief to both Parties, the arbitrator will equitably allocate the arbitrator’s fees and other costs. Each Party will pay its attorney’s fees related to any dispute related to this Agreement. The arbitration award will be final and binding on both Parties, will not be subject to any appeal and will be enforceable in any court of competent jurisdiction.

(b) Notwithstanding any term or condition of this Agreement to the contrary, including, without limitation, Section 17(a) above:

(i) Upon the occurrence of a Default, either Party may, in addition to delivering an Escalation Notice pursuant to Section 17(a) above, pursue any and all actions and/or remedies pursuant to Section 5 above.

(ii) Provider may, but will not be obligated, to utilize the dispute resolution proceedings contemplated by Section 17(a) above in connection with any collection of amounts not paid or properly disputed prior to any applicable Due Date. For clarity, Provider may utilize civil actions and/or judicial proceedings in connection with any collection of amounts not paid or properly disputed prior to any applicable Due Date.

(iii) ANY DISPUTE RESOLUTION PROCEEDINGS, WHETHER IN ARBITRATION OR IN COURT, WILL BE CONDUCTED ONLY ON AN INDIVIDUAL BASIS AND NOT IN A CLASS ACTION OR REPRESENTATIVE ACTION OR AS A MEMBER IN A CLASS, CONSOLIDATED OR REPRESENTATIVE ACTION. CUSTOMER WILL NOT BE A CLASS REPRESENTATIVE, CLASS MEMBER OR OTHERWISE PARTICIPATE IN A CLASS, CONSOLIDATED OR REPRESENTATIVE PROCEEDING.

18. CONFIDENTIALITY; LAW ENFORCEMENT MATTERS; PUBLICITY.

(a) This Agreement and its terms, together with any attachments, including, without limitation, any Exhibits, SOFs, Rate Sheets, and Terms and Conditions, but excluding only such information that may be available to the public on Provider’s website from time to time, is designated as proprietary and confidential information of each party. The Parties agree that such information will not be disclosed by either party, either directly or indirectly, by any means, to any third person(s) without the express written permission of the other party. To the extent agreed to by the Parties in writing from time to time, Customer or Provider may further designate as proprietary or confidential such information as set forth in a Confidentiality Agreement, if any. During the performance of this Agreement, it may be necessary for Provider to transfer, process and store billing and utilization data and other data necessary for Provider’s operation of its network and for the performance of its obligations under this Agreement. The transfer, processing and storing of such data may be to or from the United States. Customer hereby consents that Provider may (i) transfer, store and process such data in the United States; and (ii) use such data for its own internal purposes as allowed by law.

(b) Law Enforcement Related Matters.

(1)	If Provider receives a Law Enforcement Request related to the Services provided to Customer by Provider pursuant to this Agreement that names Provider, Provider will, unless prohibited by applicable law, refer the applicable law enforcement agency or other governmental entity to Customer as Provider’s customer of record and request that such agency or other governmental entity instead deliver or serve the Law Enforcement Request to or on Customer. Upon any subsequent request from Customer, Provider will use commercially reasonable efforts to cooperate with Customer in Customer’s response to any Law Enforcement Request.

(2)	If Provider receives a Law Enforcement Request related to the Services provided to Customer by Provider pursuant to this Agreement that names Provider, and if the agency or other governmental entity declines Provider’s request to deliver or serve the Law Enforcement Request to or on Customer, then, (i) Provider will, unless prohibited by applicable law, use commercially reasonable efforts to promptly notify Customer of the Law Enforcement Request and, unless prohibited by applicable law, provide to Customer a copy of the Law Enforcement Request, (ii) if Provider notifies Customer of the Law Enforcement Request pursuant to the preceding clause (i), Provider may, in Provider’s reasonable discretion, object to the Law Enforcement Request if timely requested by Customer in good faith; provided, however, (A) this clause (ii) will not in any manner obligate Provider to incur any out-of-pocket expenses in connection with any requested objection to any Law Enforcement Request; and (B) if Provider reasonably concludes that any objection to any applicable Law Enforcement Request will be reasonably likely to require Provider to incur any out-of-pocket expenses, Provider will notify Customer and Provider will consult with Customer, and consider in good faith, any input provided by Customer regarding action that may be taken by Provider and/or Customer, if any; and (iii) Provider may provide a recommendation that the applicable agency or other governmental entity contact Customer. If Provider does not object as requested by Customer, Customer will have the right to terminate the Agreement or this Agreement immediately upon written notice to Provider. If Provider objects and is unsuccessful, then, unless prohibited by applicable law, Provider will consult with Customer, and consider in good faith any input provided by Customer, in connection with Provider’s response to the Law Enforcement Request.

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(3)	Provider is solely responsible for complying with any Surveillance Order related to the Services provided to Customer by Provider pursuant to this Agreement that names Provider. If Provider receives a Surveillance Order applicable to the Services provided by Provider that names Provider, Provider will, unless prohibited by applicable law, use commercially reasonable efforts to promptly notify Customer and, unless prohibited by applicable law, provide to Customer a copy of the Surveillance Order, and Provider will comply with such Surveillance Order. If Customer receives a Surveillance Order applicable to the Services provided by Provider that names Provider, Customer will, unless prohibited by applicable law, promptly notify Provider and, unless prohibited by applicable law, provide to Provider a copy of the Surveillance Order; Provider will comply with any such Surveillance Order (x) if such Surveillance Order names Provider, and (y) to the extent applicable to Provider and/or the Services provided by Provider. If Provider notifies Customer of the Surveillance Order pursuant to the preceding sentences of this Section 18(b)(3), Provider may, in Provider’s reasonable discretion, object to a Surveillance Order if timely requested by Customer in good faith; provided, however, (A) the foregoing clause will not in any manner obligate Provider to incur any out-of-pocket expenses in connection with any requested objection to any Surveillance Order; and (B) if Provider reasonably concludes that any objection to any applicable Surveillance Order will be reasonably likely to require Provider to incur any out-of-pocket expenses, Provider will notify Customer and Provider will consult with Customer, and consider in good faith, any input provided by Customer regarding action that may be taken by Provider and/or Customer, if any. If Provider fails to comply with any obligation set forth in this Section 18(b)(3), including but not limited to any applicable obligation to notify and any applicable obligation to object as requested by Customer, Customer will have the right to terminate the Agreement or this Agreement immediately upon written notice to Provider. Provider will at all times during the term of the Agreement maintain the required capability to comply with any such Surveillance Order.

(4)	Provider will not disclose any information about Customer or about Customer’s customers (including any End User), or the use of any TNs, TFNs, and/or other Services provided to Customer by Provider for use by Customer or by Customer’s customers (including any End User) pursuant to this Agreement, except pursuant to a Law Enforcement Request or Surveillance Order, or as otherwise expressly permitted under the Agreement or this Agreement. Customer acknowledges that Provider may under some circumstances be unable to advise Customer of either the implementation or the termination of any applicable disclosure in response to any Law Enforcement Request and/or Surveillance Order.

(5)	If Provider issues any reports to the public regarding the Law Enforcement Requests or Surveillance Orders received by Provider, then Provider will not include any data regarding Law Enforcement Requests received and processed by Customer. Upon Customer’s request, Provider will provide Customer with information regarding the volumes of Law Enforcement Requests or Surveillance Orders received by Provider related to the Services, each in ranges in accordance with customary industry standards for transparency and other similar reports, if applicable, and Customer may include that information in any of its reports, including reports it issues to the public; provided, however, such information to be provided by Provider upon Customer’s request will not be required to include any information regarding Law Enforcement Requests and/or Surveillance Orders that merely informally request the identification of Provider’s customer of record as contemplated pursuant to Section 18(b)(1) above.

(6)	Nothing in this Section 18(b) will require Provider to do anything that is prohibited by law. In the event of any conflict between the terms and conditions of this Section 18(b) and any Law Enforcement Request, any Surveillance Order, or any other applicable law, such Law Enforcement Request, Surveillance Order or other applicable law will control and Provider will comply with such Law Enforcement Request, Surveillance Order or other applicable law.

(c) Notwithstanding any term or condition of this Agreement to the contrary, including, without limitation, Section 18(a) above, Customer grants Provider the right to use Customer’s name, mark and logo on Provider’s website(s) and in Provider’s marketing materials and to publicly identify Customer as Provider’s customer from time to time.

19. REPRESENTATIONS AND WARRANTIES OF THE PARTIES; INDEPENDENT CONTRACTOR; COMPLIANCE WITH LAWS. Provider represents and warrants to Customer that Provider has the right to provide the Service(s) specified herein, is duly organized and validly exists in good standing under the laws of its state of incorporation, with the ability to enter into and perform its obligations under this Agreement in accordance with its terms and conditions, including any documents incorporated by reference into this Agreement. Customer represents and warrants to Provider that Customer is duly organized and validly exists in good standing under the laws of its state of incorporation, with the ability to enter into and perform its obligations under this Agreement in accordance with its terms and conditions, including any documents incorporated by reference into this Agreement. Each Party agrees that it will perform its obligations hereunder as an independent contractor and not as the agent, employee or servant of the other Party and that no joint venture or partnership is or has been expressed or

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implied. Customer will comply with all laws and regulations applicable to Customer and/or Customer’s utilization of any Services; Customer will be directly responsible for compliance with applicable laws and regulations as such laws and regulations relate to Customer, Customer’s utilization of any Services, Customer’s customers and/or End Users’ utilization of any Services, and/or the utilization by any other person or entity to which Customer provides any services in connection with or utilizing any Service provided to Customer pursuant to this Agreement.

20. ASSIGNMENT. A Party may not assign this Agreement or any obligations or rights therein, in whole or part, without the prior written consent of the other Party, which will not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, a Party may assign this Agreement, without consent, to an affiliate, or an entity which acquires all or substantially all of the stock or assets of the assigning Party, or to a successor in a merger, acquisition or restructuring of the assigning Party; provided, however, (i) the assigning Party will give notice of any such assignment to the other Party not later than ten (10) business days immediately after such assignment; and (ii) in the event of any such assignment by Customer, (A) Provider may require the assignee to (i) be additionally and separately bound in writing to all the terms and conditions of this Agreement, including any additional provisions incorporated into this Agreement by reference, (ii) immediately cure all defaults and/or outstanding obligations of Customer pursuant to this Agreement; and (B) Provider reserves the right to review and consider the assignee according to Provider’s practices and procedures, including, without limitation, a credit profile evaluation; Provider may, in Provider’s discretion, impose additional contractual requirements as a condition to Provider’s consent to any such assignment, including, without limitation, modification of payment terms, the imposition of a security deposit or the modification any existing security deposit, and/or the discontinuation of Service(s) without notice if any assignee fails to respond in a timely manner or otherwise cooperate with Provider during Provider’s review.

21. 911 / E911 MATTERS. CUSTOMER ACKNOWLEDGES, UNDERSTANDS, AND AGREES THAT PROVIDER’S VOICE SERVICE IS INTERNET BASED AND THEREFORE 911/E911 SERVICES ARE DIFFERENT FROM TRADITIONAL WIRELINE BASED SERVICES AND ARE OR MAY BE ONLY PROVIDED WITH CERTAIN SERVICES IF SPECIFICALLY DEFINED IN ADDENDUM(S), EXHIBIT(S), SCHEDULES, SOFS, TERMS AND CONDITIONS, SERVICE AGREEMENTS, AND ATTACHMENTS TO THIS AGREEMENT, AND INCLUDING OTHER APPLICABLE ADDENDA, AND APPLICABLE ONLINE TERMS & CONDITIONS, ALL OF WHICH ARE FULLY INCORPORATED HEREIN BY REFERENCE. CUSTOMER ACKNOWLEDGES AND AGREES THAT NEITHER PROVIDER, ITS UNDERLYING CARRIER(S), NOR ANY OTHER THIRD PARTIES INVOLVED IN THE ROUTING, HANDLING, DELIVERY, OR ANSWERING OF EMERGENCY SERVICES OR IN RESPONDING TO EMERGENCY CALLS, NOR THEIR OFFICERS OR EMPLOYEES, MAY BE HELD LIABLE FOR ANY CLAIM, DAMAGE, LOSS, FINE, PENALTY OR COST (INCLUDING, WITHOUT LIMITATION, ATTORNEYS FEES) AND CUSTOMER HEREBY WAIVES ANY AND ALL SUCH CLAIMS OR CAUSES OF ACTION, ARISING FROM OR RELATING TO THE PROVISION OF ALL TYPES OF EMERGENCY SERVICES TO CUSTOMER. CUSTOMER FURTHER AGREES AND ACKNOWLEDGES THAT IT IS INDEMNIFYING AND HOLDING HARMLESS PROVIDER FROM ANY CLAIM OR ACTION FOR ANY CALLER PLACING SUCH A CALL WITHOUT REGARD TO WHETHER THE CALLER IS AN EMPLOYEE OR CUSTOMER OF CUSTOMER. CUSTOMER ACKNOWLEDGES AND AGREES THAT ANY INJURY ARISING OUT OF A LACK OF OR MISROUTING OF 911 CALLS, REGARDLESS OF WHETHER THE CALL FAILED OR WAS ROUTED BY A PUBLIC SAFETY ANSWERING POINT OR AN OFFICIAL EMERGENCY OPERATOR, IS NEITHER THE FAULT NOR LIABILITY OF PROVIDER AND CUSTOMER HOLDS PROVIDER AND ITS SUBSIDIARIES AND AFFILIATES, AS WELL AS THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES AND AGENTS HARMLESS FROM ANY DAMAGES OR LIABILITIES. THE LIMITATIONS APPLY TO ALL CLAIMS REGARDLESS OF WHETHER THEY ARE BASED ON BREACH OF CONTRACT, BREACH OF WARRANTY, PRODUCT LIABILITY, TORT AND ANY OTHER THEORIES OF LIABILITY.

22. SERVICE MOVES. Service(s) may not be moved from a contracted Service address without written notification from Customer to Provider. Should Customer fail to notify Provider of a service move, then Provider, in its sole discretion, may immediately suspend any applicable Service(s) until such time as Provider processes a “move order” initiated by Customer. Failure to notify Provider of an intended service move may result in Service(s) being 911/E911 non-compliant, if otherwise applicable. Customer understands that said failure may cause incorrect routing of emergency services and any consequences of such rest solely with Customer. Additionally, Customer understands that continuation of Service with respect to any existing DIDs may be restricted by the location of the moved service.

23. THIRD PARTY BENEFICIARIES. The Parties do not intend by the execution, delivery, or performance of this Agreement to confer any benefit, incur any obligation or duty under law or otherwise, direct or incidental, upon any third-party, person or entity not a party to this Agreement, including, without limitation, Customer’s customers and/or End Users.

24. NON-EXCLUSIVE AGREEMENT. This Agreement is not exclusive. Except as may be expressly provided in any applicable SOF(s) and/or Terms and Conditions from time to time with respect to Customer only, nothing in this Agreement will prevent Customer or Provider from entering into similar arrangements with, or otherwise providing services to, any other person or entity.

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25. NOTICES. Any notice(s) by a party as set forth in this Agreement will be sent to each Party at the address provided on the signature page of this Agreement and to any additional address(es) as may be specified on the signature page of this Agreement. Unless otherwise expressly provided otherwise in this Agreement, notice will be deemed to be delivered when sent via one or any combination of the following: (i) email address(es) of record, (ii) facsimile number of record, and/or, (iii) overnight delivery to the physical address of record by nationally recognized overnight delivery service.

26. SURVIVAL. Sections 3, 4, 5, 9, 15, 16, 17, 18, 19, 21, 23, 24, 25, 26, 27 and 28 will survive any expiration or termination of this Agreement. Notwithstanding the foregoing, the expiration or termination of this Agreement will not relieve the parties of any liability or obligation that accrued prior to such expiration or termination.

27. MISCELLANEOUS. This Agreement, together with any attachments, including, without limitation, any Exhibits, SOFs, Rate Sheets, and/or Terms and Conditions, incorporated herein by reference, constitute the entire understanding between the Parties with respect to Service(s) provided herein and supersedes any prior agreements or understandings pursuant to Section 28 below. Customer will receive the Service(s) detailed in an executed SOF(s) and Terms and Conditions pursuant to this Agreement only and Customer is not relying on any affirmation of fact, promise or description from any person or entity, nor any other oral or written representation other than what is contained in this Agreement and any incorporated documents. Handwritten alterations or additions by Customer to this Agreement or any applicable SOF(s) or Terms and Conditions will not be considered binding; such modifications must be provided by Customer in a separate written document and executed by both Parties. This Agreement will be binding on the parties hereto and their respective personal and legal representatives, successors and permitted assigns. Agreement headings are provided for reference purposes only. This Agreement may be executed in counterparts, each and all of which constitute the full executed Agreement, and the Parties agree that a digitized (electronic) or facsimile copy of the executed Agreement will be the same as an original copy. The failure of Provider to give notification of Default and/or to enforce compliance with any of the terms or conditions of this Agreement will not be considered the waiver of such Default and/or any further Default and/or enforcement or other term or condition of this Agreement. No waiver of Provider will be effective unless in writing and signed by an authorized representative of Provider. No amendment to this Agreement will be effective or binding unless it is made in writing and executed by authorized representatives of both Parties.

28. PRIOR AGREEMENTS. The Parties to this Agreement agree that in the event of any Prior Agreements, then any such Prior Agreements are hereby superseded by this Agreement immediately as of the Effective Date of this Agreement. Customer hereby represents and warrants that Customer has the full authority to agree to the supersession of all such agreements, directly or on the behalf of all such entities or persons that have entered into all Prior Agreements. In the event of any such Prior Agreements then such Prior Agreements include but are not limited to those which are set forth in the pertinent Exhibit(s). Customer agrees that any and all amounts due and owing under the Prior Agreements will remain due and payable under the terms of this Agreement. Customer agrees and understands that the effective date of any pricing or rates changes may depend upon individual SOFs or Terms and Conditions and rate change timeframes set forth therein.

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SIGNATURE PAGE

IN WITNESS WHEREOF, the parties have executed this Master Service Agreement as of the date first written above.

PROVIDER: BANDWIDTH.COM, INC.	CUSTOMER: REPUBLIC WIRELESS, INC.

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

Address: 900 Main Campus Drive, Suite 400 Raleigh, North Carolina 27606 Attention: General Counsel	Address : 900 Main Campus Drive, Suite 500 Raleigh, North Carolina 27606 Attention: General Counsel
Additional Provider Parties for Notice:	Additional Customer Parties for Notice:

Email: legal@bandwidth.com	Email:

Fax: 919-238-9903	Fax:

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EXHIBIT A—DEFINITIONS

For the purposes of this Agreement, any SOFs, Rate Sheets, Terms and Conditions and/or other documents incorporated in the Agreement by reference, the following terms will have the following meanings if not otherwise defined in the Agreement:

“1010xxx” means a code to manually choose a long distance provider for an outbound call.

“411” means a directory services allowing the lookup of residential or business contact information.

“511” means the FCC-designated nationwide telephone number for traveler information.

“711” means a Telecommunications Relay Services (TRS) which permits persons with a hearing or speech disability to use the telephone system via a text telephone (TTY), or other device, to call persons with or without such disabilities.

“900” means a premium rate area code that is charged at a higher rate than normal.

“911 / E911” means functionality that allows End Users to contact emergency services.

“976” means a premium rate exchange that is charged at a higher rate than normal.

“AAA” means the American Arbitration Association.

“Abandoned Call” means any call attempt that is received by Provider for completion, but which is abandoned and/or canceled by the calling party for any reason prior to completion.

“Agreement” means (i) the Master Service Agreement to which this Exhibit A is attached, and (ii) any document incorporated therein by reference pursuant to the Master Service Agreement.

“ANI” means automatic number identification.

“API” mean an application program interface(s) and is the system(s) provided by Provider that enables Customer to remotely transmit requests to Provider’s interfacing system(s) to perform certain transactions.

“Average Call Duration” means the average call duration, as calculated with respect to all Customer’s completed calls in an applicable billing cycle.

“CALEA” means Communications Assistance for Law Enforcement Act regulated by the FCC.

“Call Detail Record (CDR)” means the electronic record of individual telephone calls, and may include such call components as: from, to, date/time, destination, and duration of call.

“Call Signaling” means the process of sending control information during a call. Call signaling may be in band (muting the audio while sending control information) or out of band (on a separate signaling channel (such as SS7) during the call. Provider utilizes Session Initiation Protocol (SIP) Call Signaling, as defined in RFC 3261.

“Call Traffic” means the transmission of telephone calls over Provider’s network, and generally is descriptive of patterns of Usage, such as: time of day, call duration, minutes of use. (May also be known as Voice Traffic).

“Class 5 Features” means additional phones features beyond standard routing and audio. For example, both call hunting and voicemail are Class 5 Features.

“CNAM” means Caller ID with Name.

“Collect Calling” means a service in which calling party is able to place a call at the called party’s expense.

“Concurrent Call” or “Concurrent Call Channel” means the number of active calls at any given moment which may be supported by Customer service as contracted depending upon number of channels ordered (a Concurrent Call Channel is the same as a Session).

“CPN” means called party number.

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“CPNI” means Customer Proprietary Network Information and is defined and regulated by the FCC and includes such data as: CDRs, the type of services/network a Customer subscribes to, and any other information that appears on a Customer’s invoice.

“Dedicated Interconnection” means a dedicated data connection between Customer and Provider used to pass Voice Traffic.

“Default” means (and will occur), with respect to Customer: (i) if Customer fails to make any payment for Service(s) not disputed in good faith pursuant to Section 4 of the Agreement more than five (5) business days immediately after the applicable Due Date, or any other payment contemplated by this Agreement on or before the date five (5) business days immediately after any applicable required date, including, without limitation, pursuant to Section 3(d) of the Agreement; (ii) if Customer (or any customer and/or End User of Customer) violates the AUP; (iii) if Customer fails to perform or observe any term or obligation of this Agreement, including, without limitation, any document incorporated by reference into this Agreement, not otherwise specified in clauses (i) or (ii) above and applicable to the Service(s), which failure remains uncured thirty (30) calendar days after Customer’s receipt of written notification from Provider informing Customer of such failure; (iv) upon the institution of bankruptcy, receivership, insolvency, reorganization or other similar proceedings, by or against Customer, unless such proceedings have been dismissed or discharged not later than the date thirty (30) calendar days immediately after the commencement of such proceeding; (v) upon the making of an assignment for the benefit of creditors, adjudication of insolvency, or institution of any reorganization arrangement or other readjustment of debt plan, of or by Customer; and/or (vi) upon the appointment of a receiver for all or substantially all of Customer’s assets. “Default” means (and will occur), with respect to Provider: (i) if Provider fails to perform or observe any term or obligation of this Agreement, including, without limitation, any document incorporated by reference into this Agreement and applicable to the Service(s), which failure remains uncured thirty (30) calendar days after Provider’s receipt of written notification from Customer informing Provider of such failure; (ii) upon the institution of bankruptcy, receivership, insolvency, reorganization or other similar proceedings, by or against Provider, unless such proceedings have been dismissed or discharged not later than the date thirty (30) calendar days immediately after the commencement of such proceeding; (iii) upon the making of an assignment for the benefit of creditors, adjudication of insolvency, or institution of any reorganization arrangement or other readjustment of debt plan, of or by Provider; and/or (iv) upon the appointment of a receiver for all or substantially all of Provider’s assets.

“DID” or “DID/DOD” means “Direct Inward Dialing” and “Direct Inward Dialing / Direct Outward Dialing” associated with a telephone number assigned by Provider to Customer for use by Customer and/or an End User.

“Directory Listing” means the inclusion of Customer’s activated TN in the United States or Canada and associated subscriber name in a relevant public database for directory listing.

“Disconnect Charge” means a non-recurring charge charged by Provider and payable by Customer for any request to disconnect a Provider-assigned DID, DID/DOD, TFN or TN, including any port outs from Provider.

“End User” means an entity or individual receiving service from Customer.

“Excessive Non-Completed Intrastate / Interstate Toll Free Call Surcharge” means a surcharge, in addition to Customer’s current Rates, applicable if more than ten percent (10%) of Customer’s Toll Free calls are not completed for any reason, which Provider reserves the right to charge, and Customer will pay if charged, per excessive non-completed Intrastate or Interstate Toll Free call.

“Excessive Non-Completed International Toll Free Call Surcharge” means a surcharge, in addition to Customer’s current Rates, applicable if more than ten percent (10%) of Customer’s Toll Free calls are not completed for any reason, which Provider reserves the right to charge, and Customer will pay if charged, per excessive non-completed International Toll Free call.

“FCC” means the Federal Communications Commission.

“Flat Rate Type” means a fixed per minute pricing format whereby the rate is delineated by Interstate and Intrastate jurisdiction regardless of NPA-NXX or LATA/OCN.

“Improper Calls” means call types that (i) would result in Provider incurring originating access charges, local exchange carrier “DIP” fees or other call types that may be subject to a reverse billing process, (ii) 911 / E911 or other emergency service calls; (iii) any unauthorized or fraudulent communications on pay-per-call numbers, information service calls, directory assistance calls or the like; and/or (iv) mass calling events, excessive non-completed and invalid calls and failed calls due to inadequate Customer capacity.

“Inbound Calling” (or “Inbound Calls”) means a call from the PSTN through Provider or another IP endpoint to Customer.

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“Information Services” is defined in the Telecommunications Act of 1996, as amended, and means the offering of a capability for generating, acquiring, storing, transforming, processing, retrieving, utilizing, or making available information via telecommunications, and includes electronic publishing, but does not include any use of any such capability for the management, control, or operation of a telecommunications system or the management of a telecommunications service.

“Initial SOF Term” will have the meaning provided in any applicable SOF.

“Intermediate Number” means a TN provisioned by Provider to Customer pursuant to this Agreement or any applicable SOF (i.e., on a wholesale basis), but which neither Provider nor Customer can appropriately demonstrate has been assigned to an End User.

“International Call Termination” means outbound calls destined for anywhere outside of the domestic United States.

“Interoperability” means the ability to exchange calls between Customer and Provider effectively.

“Interstate” means a call which is originated and terminated in different states.

“Intrastate” means a call which is originated and terminated in the same state.

“IP” means Internet Protocol.

“IP Originated” means traffic utilizing TCP/IP as a transmission protocol from the originating equipment (i.e. SIP phones, SIP PBX, TDM to SIP Gateway, IP-adapter, etc.) to a TCP/IP gateway, for termination to an IP destination or the PSTN.

“LATA” means Local Access Transport Area. A geographic area within a telephone company’s franchised territory which has been established in accordance with the Modification of Final Judgment (MFJ) for the purpose of defining the area within which a telephone company may offer services.

“LATA/OCN Rate Type” means a pricing format where rates per minute are set for each unique OCN within a LATA for Interstate and Intrastate calling.

“LCA” (or “Local Calling Area”) means the local calling area defined geographically by the telecommunications industry standards.

“LIDB” means Line Information Database.

“LNP” means Local Number Portability as defined by the FCC.

“Local” means any call that originates and terminates within the same Local Calling Area.

“Location Routing Number (LRN)” means a telephone number (e.g. 10 digit number) that is used to route calls to an end office switch that allows for the processing of portable (assignable) telephone numbers.

“MRC” means monthly recurring charge.

“NADP” means the North American Dialing (or Numbering) Plan.

“NPA-NXX” means the area code and exchange of a telephone number.

“NPA-NXX-X” means the area code, exchange and first digit of the station code of a telephone number.

“NPA-NXX-X Rate Type” means a pricing format where rates per minute are set for each unique NPA-NXX-X (area code – exchange – 1st digit of station code) for Interstate and Intrastate calling.

“NRC” means non-recurring charge.

“OCN” means Operating Company Number. A four-character code assigned by the National Exchange Carrier Association (NECA) to any telecommunications provider.

“On-Net” means calls that are connected on a single network (such as calls through the Internet).

“Operator Assisted Calling” means a telephone call during which an operator places a call for the caller.

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“Operator Intercept” means a service by which a caller is routed to an operator when a call error or special handling request is received.

“Operator Services” means live operator assistance to caller usually when dialing “0”.

“Originating” means the party initiating a call or request for service.

“Origination” or “Voice Origination” means a service which includes TNs to provide Inbound Calling.

“Originating Equipment” means equipment beginning a call session.

“Prior Agreements” means any prior contractual agreements for communications services between Provider and Customer, including, without limitation, any SOF(s) or other service agreements.

“PSTN” means the Public Switched Telephone Network.

“Public Internet” means a global system of interconnected computer networks that interchange data by packet switching using the standardized protocols.

“PUC” means a public utilities commission (or other similar governmental agency).

“Rate Center” means a geographic area (determined by the applicable ILEC) within an LCA or market that is associated with one or more specific NPA/NXX codes. A list of available Rate Centers is available upon request.

“Rate Sheet” means the rate sheet describing the Rates applicable to Services and attached to an applicable SOF.

“Rate Type” means the rate format option delivered to Customer, which will be either “NPA-NXX-X or LATA/OCN.

“RBOC / Wireless Thresholds Surcharge (Flat Rate Only)” means a surcharge, in addition to Customer’s current Rates, applicable if Customer has any quoted Flat Rate Types and less than seventy-five percent (75%) of Customer’s calls terminate on either an RBOC or wireless PSTN during any billing cycle, which Provider reserves the right to charge, and Customer will pay if charged, per minute on the number of minutes needed to meet the seventy-five percent (75%) threshold.

“Responsible Organization” means the party hereto that is responsible for managing and administering the account records in the Toll Free Service Management System Database.

“Session” means mean one (1) Concurrent Call Channel.

“Short Duration Call” means any call of a duration of less than or equal to six (6) seconds.

“Short Message Service” or “SMS” is the text communication service component of mobile communication systems that allows the exchange of short text messages between fixed line or mobile phone devices.

“SIP” means “Session Initiation Protocol” which is the signaling protocol established in RFC 3261 used between networks (such as VoIP networks) to establish, control and terminate signaling for SIP-based services such as voice calls and SMS messages.

“SMPP” means Short Message Peer-to-Peer protocol which is an open message-transfer protocol that enables short message entities to establish, control and terminate signaling for SMPP-based services like SMS.

“Subscriber” means an individual End User of Customer’s service assigned a DID/DOD.

“Tariff” means an open contract between telecommunications carriers and the FCC. Tariffs contain the rates, terms and conditions of certain services provided by telecommunications carriers.

“TCP/IP” means Transmission Control Protocol / Internet Protocol.

“TFN” means a Toll Free number that assigned by Provider to Customer (or that Customer ports to Provider) for use with the Provider Toll Free Service.

“TN” means a telephone number assigned by Provider to Customer (or that Customer ports to Provider) (other than a TFN) and is used by Customer in connection with any applicable Service.

“Toll Free Calling” or “Toll Free” means a call placed to a Toll Free number.

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“Toll Free Service” means an IP termination service for PSTN originated calls to terminate to TFNs provided by Provider.

“Usage” means call traffic (including SMS) measured in units, usually in minutes or seconds (except with respect to SMS).

“Voice Termination” (or “Termination”) means outbound calling from Customer to Provider’s network for purposes of delivering (terminating) the call on the PSTN or another IP endpoint.

“VoIP” means Voice over Internet Protocol.

“Wholesale” means frequent volume purchases in large quantities for Customer resale or repurpose.

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